PRESS RELEASE

FOR IMMEDIATE RELEASE

Exhibit 99.1

CHEETAH APPOINTS NEW BOARD DIRECTOR

Vancouver, BC: (January 15th, 2007) – Cheetah Oil and Gas Ltd. (OTCBB: COGL) (the “Company”) announced today that it has appointed Mr. Dean Swanberg to the Board of Directors. Mr. Swanberg will serve as an independent non executive board member and will be Chairman of the company’s compensation committee.

Dean Swanberg is President of` Swanberg Bros. Trucking LP, an Alberta based drilling rig transportation company which is part of the Mullen Group Income Fund, a large Canadian service company focused on the oil and gas industry and distribution of freight. Mr. Swanberg is also a director of Horizon North Logistics Inc., an oil field services company which is listed on the Toronto Stock Exchange.

Dean Swanberg’s appointment is part of management’s corporate plan to restructure and refocus the company to better exploit Cheetah’s petroleum licenses in Papua New Guinea.

Cheetah Oil and Gas Ltd. is an exploration stage oil and gas company engaged in exploring for petroleum and natural gas in the country of Papua New Guinea. The Company has certain licenses and permits from the Minister of Petroleum and Energy for Papua New Guinea to explore approximately 8.2 million acres of land prospective for petroleum and natural gas.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things the successful restructuring of the Company and enhancement of the Company’s management team.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration, particularly in Papua New Guinea; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could

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differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other current reports filed from time-to-time with the Securities and Exchange Commission.

For further information, please contact:

Cheetah Oil & Gas Ltd.
Jesse Keller
Investor Relations
Toll Free: 1-888-228-9571
jkeller@cheetahoil.com
www.cheetahoil.com

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